EXHIBIT 99.1

FOR IMMEDIATE RELEASE April 27, 2023	CONTACT: Brian Finnegan (212) 441-6877 brian.finnegan@fhlbny.com

FEDERAL HOME LOAN BANK OF NEW YORK

ANNOUNCES FIRST QUARTER 2023 OPERATING HIGHLIGHTS

New York, NY – The Federal Home Loan Bank of New York (“FHLBNY”) today released its unaudited financial highlights for the quarter ended March 31, 2023.

“The purpose and foundational mission of the Federal Home Loan Bank System was on full display in the first quarter of 2023,” said José R. González, president and CEO of the FHLBNY. “When the U.S. banking sector experienced temporary but widespread liquidity challenges in mid-March, the Federal Home Loan Banks quickly responded with significant funding support, reflecting the System’s ability to serve as a reliable source of liquidity for our members in even the most difficult operating environments.  In providing members with liquidity in otherwise uncertain markets, the Federal Home Loan Banks play a key stabilizing role in the U.S. financial system in times of market stress.  We saw the results of this stabilizing role at the FHLBNY: during the mid-March period, our advances levels reached a peak of $145.6 billion.  We closed out the quarter with advances balances of $127.4 billion, higher than our year-end balance by nine percent.  At the onset of this challenging period, our members turned to the FHLBNY for dependable funding in a turbulent market; as the turbulence subsided, so too did advance demand.  This is exactly how the Federal Home Loan Banks were designed – to seamlessly expand or contract based on members’ needs.  Our relevance is not derived from the level of our advances balances at any particular point in time, but in our ability to quickly grow those balances at any given moment when our members need us.”

Highlights from the first quarter of 2023 include:

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Net income for the quarter was $198.5 million, an increase of $141.5 million, or 248.1%, from net income of $57.0 million for the first quarter of 2022. Net interest income for the quarter was $229.7 million, an increase of $107.6 million, or 88.2%, from net interest income of $122.1 million in the first quarter last year. This increase was driven primarily by both an increase of 384 basis points in yields on average earning assets and an increase of $45.5 billion in average advances balances (par amount) from the prior year period. Non-interest income increased by $53.8 million compared with the first quarter of 2022, driven primarily by net unrealized gains on trading securities held for liquidity purposes, derivatives and hedges and instruments held under the Fair Value Option.

•	Return on average equity (“ROE”) for the quarter was 9.61% (annualized), compared to ROE of 3.61% for the first quarter of 2022, as a result of the increase in net income.

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•	As of March 31, 2023, total assets were $185.9 billion, an increase of $28.5 billion, or 18.1%, from total assets of $157.4 billion at December 31, 2022. The increase was driven by increases in advances and in assets held for liquidity purposes. As of March 31, 2023, advances (par amount) were $127.4 billion, an increase of $10.5 billion, or 9.0%, from $116.9 billion at December 31, 2022.

•	As of March 31, 2023, total capital was $8.9 billion, an increase of $0.5 billion from total capital of $8.3 billion at December 31, 2022.

•	The FHLBNY’s retained earnings were $2.2 billion as of March 31, 2023, an increase of $0.1 billion from December 31, 2022; $1.2 billion of the retained earnings were unrestricted retained earnings and $1.0 billion were restricted retained earnings. At March 31, 2023, the FHLBNY met all of its regulatory capital ratios.

•	The FHLBNY allocated $22.1 million from its first quarter 2023 earnings for its Affordable Housing Program.

The FHLBNY currently expects to file its Form 10-Q for the first quarter of 2023 with the U.S. Securities and Exchange Commission on or about May 11, 2023.

Selected Balance Sheet Items (dollars in millions)
	March 31,	December 31,
	2023	2022	Change

Advances	$126,251	$115,293	$10,958
Mortgage loans held for portfolio	2,094	2,107	(13)
Mortgage-backed securities	16,275	15,157	1,118
Liquidity assets	39,140	22,606	16,534
Total assets	185,937	157,391	28,546

Consolidated obligations	172,397	147,291	25,106
Capital stock	6,860	6,387	473
Unrestricted retained earnings	1,238	1,185	53
Restricted retained earnings	951	911	40
Accumulated other comprehensive income (Loss)	(182)	(136)	(46)
Total capital	$8,867	$8,347	$520

Capital-to-assets ratio (GAAP)	4.77%	5.30%
Capital-to-assets ratio (Regulatory)	4.87%	5.39%

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Operating Results (dollars in millions)

	Three Months Ended March 31,
	2023	2022	Change

Total interest income	$1,881.7	$222.4	$1,659.3
Total interest expense	1,652.0	100.3	1,551.7
Net interest income	229.7	122.1	107.6
Provision (Reversal) for credit losses	0.1	(0.1)	0.2
Net interest income after provision for credit losses	229.6	122.2	107.4
Non-interest income (loss)	41.0	(12.8)	53.8
Non-interest expense	50.0	46.0	4.0
Affordable Housing Program assessments	22.1	6.4	15.7
Net income	$198.5	$57.0	$141.5

Return on average equity	9.61%	3.61%
Return on average assets	0.48%	0.21%
Net interest margin	0.57%	0.45%

About the Federal Home Loan Bank of New York

The Federal Home Loan Bank of New York is a Congressionally chartered, wholesale Bank. It is part of the Federal Home Loan Bank System, a national wholesale banking network of 11 regional, stockholder-owned banks.  As of March 31, 2023, the FHLBNY serves 335 member institutions in New Jersey, New York, Puerto Rico, and the U.S. Virgin Islands.  The FHLBNY’s mission is to provide members with reliable liquidity in support of housing and local community development.

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the Risk Factors set forth in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q filed with the SEC, as well as regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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